INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL REPORTS
SALES AND EARNINGS FOR THE FIRST QUARTER OF 2004

St. Louis, Missouri, April 28, 2004 — Furniture Brands International (NYSE:FBN) announced today its financial results for the first quarter of 2004.

Operating Results

Net sales for the first quarter of 2004 were $658.5 million, compared with $613.8 million in the first quarter of 2003, an increase of 7.3%. Net earnings for the first quarter were $33.2 million as compared to $29.0 million in the first quarter of last year, an increase of 14.4%. Diluted net earnings per common share for the first quarter were $0.58 as compared to $0.52 in the first quarter of last year, an increase of 11.5%. The company’s previous guidance had been in the $0.55 to $0.57 range for the quarter.

Included in the 2004 first quarter net earnings were restructuring and asset impairment charges totaling $1.0 million ($1.6 million before income tax benefits) or $0.02 per diluted common share attributable to the Drexel Heritage plant closings announced in January.

Management Comments

“We are generally pleased with our financial results for the first quarter,” stated W. G. (Mickey) Holliman, Chairman and Chief Executive Officer. “Both our sales and net earnings represented record performance for the company, and all financial results exceeded budgeted expectations. This positive year-over-year performance was across substantially all of our operating companies.”

“We are particularly pleased that the upper-end companies — Thomasville, Drexel Heritage and Henredon — posted strong results for the first quarter. The upper end of our industry has been hard-hit over the past three years, and this improvement in business at those companies is indicative of an improving economy — which will help each of our operating companies going forward. Our middle price companies — Broyhill and Lane — also showed increases over last year, despite much more difficult comparisons.”

“Our balance sheet continues to become stronger as well,” Mr. Holliman continued. “Cash and cash equivalents at the end of the quarter totaled $98 million versus $72 million at the end of 2003. This was despite our making a $15 million pension plan contribution and repurchasing $13 million of our common stock. Our long-term debt, at about $300 million, remains at its target level. Starting in the third quarter of this year, the annual effective interest rate on the long-term debt will approximate 4% for the next three years.”

Outlook

Mr. Holliman concluded, “Orders in the first quarter of 2004 were up 8% over orders in the first quarter of 2003, and were consistently strong through the months of January, February and March. However, it must be remembered that first quarter orders in 2003 were off nearly 7% from the prior year, as adverse weather conditions negatively affected the retail business, and conflicts in Afghanistan and Iraq contributed to an overall soft economic climate. For this reason, although we have good momentum going into the second quarter, we do not expect our sales growth to track first quarter growth rates.”

“We currently expect sales growth in the 4-5% range in the second quarter and diluted earnings per common share in the $0.44 to $0.48 range. This includes the effect of approximately $0.04 per diluted common share attributable to the previously-announced closing of two facilities at Drexel Heritage. As has been our practice, we will provide an update on our second quarter expectation in early June.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry — Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company’s expected earnings per share, the prospects for the overall business environment, and other statements containing the words “expects,” “anticipates,” “estimates,” “believes,” and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company’s success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company’s public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the second quarter of 2004 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

A conference call will be held to discuss the first quarter results at 7:30 a.m. (Central Time) on April 29, 2004. The call can be accessed at www.streetevents.com, or on the company’s website at www.furniturebrands.com.

FURNITURE BRANDS INTERNATIONAL

CONSOLIDATED OPERATING RESULTS
(Dollars in thousands except per share)
(Unaudited)

	Three Months Ended
	March 31,

	2004	2003
Net sales	$658,531	$613,844
Costs and expenses:
Cost of operations	470,885	436,499
Selling, general and administrative expenses	118,803	114,188
Depreciation and amortization	12,617	12,904
Earnings from operations	56,226	50,253

Interest expense	4,926	5,057
Other income, net	707	769
Earnings before income tax expense	52,007	45,965
Income tax expense	18,798	16,924
Net earnings	$33,209	$29,041

Net earnings per common share (diluted)	$0.58	$0.52

Average diluted common shares
outstanding (in thousands)	57,094	56,019

FURNITURE BRANDS INTERNATIONAL

CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2004	2003
Assets

Current assets:
Cash and cash equivalents	$98,273	$71,668
Receivables, net	417,571	366,448
Inventories	404,929	414,684
Prepaid expenses and other current assets	30,588	33,252
Total current assets	951,361	886,052
Property, plant and equipment, net	301,130	310,563
Intangible assets	353,460	353,460
Other assets	26,995	28,184
	$1,632,946	$1,578,259

Liabilities and Shareholders’ Equity

Current liabilities:
Accrued interest expense	$2,033	$1,992
Accounts payable and other accrued expenses	215,641	180,827
Total current liabilities	217,674	182,819
Long-term debt	303,200	303,200
Other long-term liabilities	117,433	125,338

Shareholders’ equity	994,639	966,902
	$1,632,946	$1,578,259